EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1) Registration Statement (Form S-8 No. 333-119637) pertaining to the Kaydon Corporation Employee Stock Ownership and Thrift Plan,

2) Registration Statement (Form S-8 No. 333-105116) pertaining to the Kaydon Corporation Director Deferred Compensation Plan and the Kaydon Corporation 2003 Non-Employee Directors Equity Plan of Kaydon Corporation, and

3) Registration Statement (Form S-8 No. 333-150715) pertaining to the Kaydon Corporation 1999 Long Term Stock Incentive Plan;

of our reports dated February 26, 2010 with respect to the consolidated financial statements and schedule of Kaydon Corporation and the effectiveness of internal control over financial reporting of Kaydon Corporation, included in the Annual Report (Form 10-K) of Kaydon Corporation for the year ended December 31, 2009.

/s/  Ernst & Young LLP

Detroit, Michigan
February 26, 2010